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                                                                                               EXHIBIT 12

                                                OHIO POWER COMPANY
                          Computation of Consolidated Ratios of Earnings to Fixed Charges
                                         (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     9/30/02
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds             $ 45,540  $ 33,663  $ 25,506  $ 22,901  $ 19,898  $ 10,053
  Interest on Other Long-term Debt               29,620    38,520    49,125    58,605    61,960    70,329
  Interest on Short-term Debt                     4,519     5,821     8,327     8,614    14,628     8,493
  Miscellaneous Interest Charges                  4,464     4,617     5,016    34,417     4,806     4,070
  Estimated Interest Element in Lease Rentals    52,900    59,300    53,400    51,600    48,200    48,200
                                               --------  --------  --------  --------  --------  --------
     Total Fixed Charges                       $137,043  $141,921  $141,374  $176,137  $149,492  $141,145
                                               ========  ========  ========  ========  ========  ========

Earnings:
  Income Before Extraordinary Item             $208,689  $209,925  $212,157  $102,613  $165,793  $228,581
  Plus Federal Income Taxes                     121,559   112,087   130,814   208,737    83,990   116,302
  Plus State Income Taxes                         2,655     2,742     1,677    (3,058)   15,003    31,696
  Plus Fixed Charges (as above)                 137,043   141,921   141,374   176,137   149,492   141,145
                                               --------  --------  --------  --------  --------  --------
     Total Earnings                            $469,946  $466,675  $486,022  $484,429  $414,278  $517,724
                                               ========  ========  ========  ========  ========  ========

Ratio of Earnings to Fixed Charges                 3.42      3.28      3.43      2.75      2.77      3.66
                                                   ====      ====      ====      ====      ====      ====
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